Exhibit 99.1

ICEWEB(tm) AWARDED $3,750,000 IN NEW CONTRACTS

DULLES, Va.--(BUSINESS WIRE)--IceWEB, Inc.™ (OTCBB:IWEB), www.IceWEB.com, announced today that the Company has been selected to supply the United States Government with Geospatial infrastructure and network security products.

John R. Signorello, Chairman and Chief Executive Officer of IceWEB, Inc., said, “IceWEB’s expertise in the area of Geospatial and network security infrastructure continues to be a resource that the government draws upon in meeting their mission critical technology needs.”

The company will file an 8 (k) in accordance with Regulation FD.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets storage solutions and on-line application services. Additionally it is a leading source for best-of-class security products, services and solutions offered in partnership with a wide range of global technology leaders. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. IceWEB takes no obligation to update or correct forward-looking statements.

Contact:

IceWEB, Inc.

Investor Relations,  703-344-0951

investor@iceweb.com